Exhibit 99.1

urban-gro, Inc. Reports Second Quarter 2022 Financial Results

●	Second quarter revenue of $16.3 million, representing growth of 27% compared to the prior year period
●	Second quarter net loss of $(1.7) million
●	Second quarter Adjusted EBITDA[1] of $(0.5) million
●	Strong balance sheet with $22.8 million in cash and no debt
●	Project backlog of contractually committed equipment system, construction design-build and professional services contracts of $22.0 million as of June 30, 2022
●	Company to host conference call and webcast today, August 15 at 4:30 PM ET

LAFAYETTE, Colo. Aug. 15, 2022 — urban-gro, Inc. (Nasdaq: UGRO) (“urban-gro” or the “Company”), an integrated professional services and design-build firm offering solutions to the Controlled Environment Agriculture (“CEA”) and Commercial sectors, today reported second quarter financial results.

Bradley Nattrass, Chairman and CEO, commented, “I am proud of our team’s performance this quarter amid the well-documented headwinds that persist in the cannabis industry. Although our quarterly results were below our expectations, we drove a 27% increase in revenues versus the prior year period and have a robust project pipeline heading into our second half. Further, our efforts to strategically diversify our business into other sectors are helping insulate us from the broader turbulence that other ancillary industry participants are experiencing. We are actively working with some of the largest names in their respective sectors, including global consumer packaged goods food and beverage, food-focused CEA, and healthcare. Further, we continue to leverage our unique set of capabilities within broader segments of the market and have identified an ever-larger pipeline of new opportunities.”

Mr. Nattrass added, “We remain laser-focused on navigating through this period with a sound strategic vision that is geared toward diversification and smart financial stewardship. Our go-to-market strategy, built around our professional services and end-to-end design-build solutions, is providing the commercial synergies we envisioned and visibility to new project opportunities – the combination of which is especially exciting. Our team of experts is incredibly talented and, coupled with our cash position, we have the resources to execute against our long-term plan while remaining well positioned for any near-term volatility that may arise as clients work towards achieving their own growth objectives while optimizing their near-term capital spending.”

Second Quarter 2022 Financial Results

Revenue was $16.3 million in the second quarter of 2022, as compared to $12.8 million in the prior year period, representing an increase of $3.5 million, or 27%. This increase was driven by the accretive acquisition of Emerald Construction Management with a $2.9 million increase in construction design-build revenue for the two months in the quarter post acquisition, as well as the accretive acquisition of 2WR which was the primary driver of incremental services revenue of $2.7 million. These increases were partially offset by a decrease in equipment systems revenue of $2.1 million, primarily reflecting softer equipment demand in the U.S. Cannabis market.

Gross profit was $3.5 million, or 22% of revenue, in the second quarter of 2022, as compared to $2.9 million, or 23% of revenue, in the prior year period, representing an increase of $0.6 million. The decrease in gross profit margin was driven by mix, with an increase in the relatively lower margin construction design-build revenue.

Operating expenses were $5.4 million in the second quarter of 2022 compared to $2.7 million in the prior year period, representing an increase of $2.7 million. This increase in operating expenses was driven primarily by increased headcount to support both current and future demand for the Company’s solutions, continued investment in European growth, as well as incremental costs associated with acquisitions.

Net loss was $(1.7) million, or $(0.17) per share, in the second quarter of 2022, as compared to net income of $1.3 million, or $0.11 per share, in the prior year period included PPP loan forgiveness of $1.0 million.

Adjusted EBITDA1 was negative $(0.5) million in the second quarter of 2022, compared to $0.6 million in the prior year period. The decrease in Adjusted EBITDA was driven by strategic investments in operating expenses to drive growth, which was partially offset by growth in revenue and gross profit. The largest impact comes from our previously announced investment in the European market. In this quarter, we hired a Managing Director, who is based out of our newly opened office in the Netherlands, relocated US assets into place in the Netherlands, and continued to build our brand and footprint.

1Adjusted EBITDA is a non-GAAP financial measure. Please see the information under “Non-GAAP Financial Measures” below for a description of Adjusted EBITDA and the table at the end of this press release for a reconciliation of this non-GAAP financial measure to GAAP results.

Summary First Six Months 2022 Financial Results

Revenue was $37.3 million for the first six months of 2022 compared to $24.9 million in the prior year period, representing an increase of $12.4 million, or 50%.

Net loss was $(2.4) million, or $(0.23) per share, for the first six months of 2022 compared to a net loss of $(0.3) million, or $(0.03) per share, in the prior year period.

Adjusted EBITDA was negative $(0.1) million for the first six months of 2022 compared to positive $1.1 million in the prior year period, representing a decrease of $1.2 million.

Backlog as of June 30, 2022

Consolidated backlog is unrealized revenue represented by contractually committed construction design-build, equipment systems, and service orders. As of June 30, 2022, total backlog was approximately $22 million, comprised of $10 million in design-build, $7 million of equipment systems, and $5 million of professional services contracts.

Updated Revenue and Adjusted EBITDA Guidance

As a result of the dynamic macroeconomic environment, whereby inflation, supply chain issues and oversupply issues in the U.S. cannabis market are actively pressuring customers’ capital spending plans, the Company believes it is prudent to withdraw its previously announced full year 2022 revenue and Adjusted EBITDA guidance, and diligently keep investors informed of significant backlog additions in the months and quarters ahead.

In place of a full year outlook, the Company is shifting to a near-term outlook for the current forward quarter until visibility improves. For the third quarter of 2022, the Company anticipates revenue in the range of approximately $10 - $11 million and an Adjusted EBITDA loss of approximately $(2.6) - $(2.4) million.

Dick Akright, CFO, commented, “While we’ve shifted our guidance strategy to one that’s more focused on the near-term given the recent market volatility, it should not be inferred as a slowing of our opportunity pipeline. In that regard, we continue to have visibility to many large projects, several of which are with existing customers and other projects in new diversified industries. However, we believe it is prudent to position our outlook cautiously until improved visibility to customers’ capital spending plans emerges.”

Conference Call Details

urban-gro will host a conference call and live audio webcast to discuss the operational and financial results today, August 15, 2022 at 4:30 PM ET. Interested participants and investors may access the conference call by dialing 877-407-3982 (U.S.), 201-493-6780 (International). The live webcast will be accessible on the Events page of the Investors section of the urban-gro website, ir.urban-gro.com, and will be archived for 90 days following the event.

Use of Non-GAAP Financial Information

We define Adjusted EBITDA as net income (loss) attributable to urban-gro, Inc., determined in accordance with GAAP, excluding the effects of certain operating and non-operating expenses including, but not limited to, interest expense, depreciation of tangible assets, amortization of intangible assets, impairment of investments, unrealized exchange losses, debt forgiveness and extinguishment, stock-based compensation expense, and acquisition costs that we do not believe reflect our core operating performance. We use Adjusted EBITDA as a measure of our operating performance. Adjusted EBITDA is a supplemental non-GAAP financial measure, and it is not a substitute for net income (loss), income (loss) from operations, cash flows from operating activities or any other measure prescribed by GAAP.

Our board of directors and management team focus on Adjusted EBITDA as a key performance and compensation measure. We believe that Adjusted EBITDA assists us in comparing our performance over various reporting periods because it removes from our operating results the impact of items that our management believes do not reflect our core operating performance.

There are limitations to using non-GAAP measures such as Adjusted EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA to compare the performance of those companies to our performance. Adjusted EBITDA should not be considered as a measure of the income generated by our business or discretionary cash available to us to invest in the growth of our business.

About urban-gro, Inc.

urban-gro, Inc.® (Nasdaq: UGRO) is an integrated professional services and design-build firm. We offer value-added architectural, engineering, and construction management solutions to the Controlled Environment Agriculture (“CEA”), industrial, healthcare, and other commercial sectors. Innovation, collaboration, and creativity drive our team to provide exceptional customer experiences. With offices across North American and in Europe, we deliver Your Vision – Built. Learn more by visiting www.urban-gro.com.

Safe Harbor Statement

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this release, terms such as “believes,” “estimates,” “should,” “could,” “would,” “plans,” “expects,” “intends,” “anticipates,” “may,” “forecasts,” “projects” and similar expressions and variations as they relate to the Company or its management are intended to identify forward-looking statements. Such forward-looking statements are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the demand for our services and products, our ability to manage the adverse effect brought on by the COVID-19 pandemic, our ability to execute on our strategic plans, our ability to achieve positive cash flows or profitability, our ability to achieve and maintain cost savings, the sufficiency of our liquidity and capital resources, and our ability to achieve our key initiatives for 2022. A more detailed description of these and certain other factors that could affect actual results is included in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date hereof, except as may be required by law.

urban-gro, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash	$22,767,595	$34,592,190
Accounts receivable, net	14,903,543	13,125,685
Contract receivables	543,687	—
Inventories	398,098	514,756
Prepaid expenses and other current assets	6,142,613	11,248,266
Total current assets	44,755,536	59,480,897

Non-current assets:
Property and equipment, net	864,022	207,496
Operating lease right of use assets, net	708,876	689,704
Investments	4,210,358	4,210,358
Goodwill	10,636,284	7,992,121
Intangible assets, net	4,886,740	1,575,466
Total non-current assets	21,306,280	14,675,145

Total assets	$66,061,816	$74,156,042

Liabilities
Current liabilities:
Accounts payable	$7,946,023	$6,066,896
Contract liabilities	671,685	—
Accrued expenses	3,381,263	3,878,278
Customer deposits	3,286,073	13,345,451
Contingent consideration	2,612,678	1,563,000
Operating lease liabilities	283,727	152,459
Total current liabilities	18,181,449	25,006,084

Non-current liabilities:
Operating lease liabilities	427,826	542,003
Deferred tax liability	1,201,112	440,625
Total non-current liabilities	1,628,938	982,628

Total liabilities	19,810,387	25,988,712

Preferred stock, $0.10 par value; 10,000,000 shares authorized; 0 shares issued and outstanding	—	—

Common stock, $0.001 par value; 100,000,000 shares authorized; 11,911,043 issued and 10,637,040 outstanding as of June 30, 2022, and 11,588,110 issued and 10,733,195 outstanding as of December 31, 2021	11,911	11,588
Additional paid in capital	82,971,694	78,679,220
Treasury shares, cost basis: 1,274,003 shares as of June 30, 2022 and 854,915 shares as of December 31, 2021	(11,456,667)	(7,683,490)
Accumulated deficit	(25,275,509)	(22,839,988)
Total shareholders’ equity	46,251,429	48,167,330

Total liabilities and shareholders’ equity	$66,061,816	$74,156,042

urban-gro, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue
Equipment systems	$10,077,572	$12,179,316	$27,144,916	$23,524,066
Consumable products	259,054	363,574	606,072	792,667
Construction Design-Build	2,917,321	—	2,917,321	—
Services	3,027,556	288,407	6,666,062	548,920
Total Revenue	16,281,503	12,831,297	37,334,371	24,865,653

Cost of Revenue	12,779,557	9,908,913	28,930,405	19,302,626
Gross profit	3,501,946	2,922,384	8,403,966	5,563,027

Operating expenses:
General and administrative	4,240,658	2,400,417	8,965,957	4,597,257
Intangible asset amortization	306,225	411	468,725	578
Stock-based compensation	882,000	299,602	1,764,000	590,407
Total operating expenses	5,428,883	2,700,430	11,198,682	5,188,242

Income (loss) from operations	(1,926,937)	221,954	(2,794,716)	374,784

Non-operating income (expenses):
Interest expense	(7,658)	(4,624)	(15,317)	(322,067)
Interest income	47,275	11,531	127,126	14,390
Interest expense – beneficial conversion of notes payable	—	—	—	(636,075)
Loss on extinguishment of debt	—	—	—	(790,723)
PPP Loan Forgiveness	—	1,032,316	—	1,032,316
Other income (expense)	71,563	(3,733)	62,874	(3,764)
Total non-operating income (expenses)	111,180	1,035,490	174,683	(705,923)

Income (loss) before income taxes	(1,815,757)	1,257,444	(2,620,033)	(331,138)

Income tax expense (benefit)	76,453	—	184,512	—
Net income (loss)	$(1,739,304)	$1,257,444	$(2,435,521)	$(331,138)

Comprehensive income (loss)	$(1,739,304)	$1,257,444	$(2,435,521)	$(331,138)

Earnings (loss) per share:
Earnings (loss) per share – basic & dilutive	$(0.17)	$0.11	$(0.23)	$(0.03)

Weighted average share – basic & dilutive	10,508,972	11,220,580	10,527,975	9,535,630

urban-gro, Inc.

NON-GAAP ADJUSTED EBITDA RECONCILIATION TO NET INCOME (LOSS)

	Three months Ended June 30,		Six months Ended June 30,
	2022	2021	2022	2021
Net Income (Loss)	$(1,739,304)	$1,257,444	$(2,435,521)	$(331,138)
Interest expense	7,658	4,624	15,317	322,067
Interest expense – BCF	—	—	—	636,075
Interest income	(47,275)	—	(127,126)	—
Income tax benefit	(76,453)	—	(184,512)	—
Loss on extinguishment of debt	—	—	—	790,723
Stock-based compensation	882,000	299,602	1,764,000	590,407
Depreciation and amortization	371,557	53,941	589,835	109,626
Transaction & new entity costs	15,535	—	70,760	—
Non-recurring legal fees	57,382	—	218,929	—
PPP Loan forgiveness	—	(1,032,316)	—	(1,032,316)
Adjusted EBITDA	$(528,900)	$583,295	$(88,318)	$1,085,444

Investor Contacts:

Dan Droller - urban-gro, Inc.

EVP Corporate Development & Investor Relations

-or-

Jeff Sonnek – ICR, Inc.

(720) 730-8160

investors@urban-gro.com

Media Contact:

Mark Sinclair – MATTIO Communications

(650) 269-9530

urbangro@mattio.com